[Type here] Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com C R E A T I N G P E A K V A L U E Mr. Donald A. Nolan 8248 Seven Mile Dr. Ponte Vedra Beach, FL 32082 Dear Don, On behalf of the Board of Directors (the “Board”) of Apogee Enterprises, Inc. (“Apogee” or the “Company”), I am pleased to offer you employment in the position of Chief Executive Officer (“CEO”). This full-time position will be located in Apogee’s corporate headquarters in Minneapolis, Minnesota, and will report to the Board of Directors of the Company. Your employment as CEO will commence as of the close of business on October 31, 2025 (the “Commencement Date”), and you will continue to serve as CEO until the earlier of (a) the appointment of a Chief Executive Officer of the Company or (b) close of business on October 31, 2026 (the “Term”). The Term may be modified or extended upon approval of the Board. If the Term is extended, any changes to the compensation and benefits set forth herein is subject to approval of the Compensation Committee. In addition to your service as CEO, you will serve as Executive Chair of the Board of the Company (“Chair”). During the Term, you will be required to serve the Company faithfully and to the best of your ability, and to devote your exclusive time, efforts, and attention to your duties and responsibilities as CEO and Executive Chair (exclusive of any period of vacation, sick, disability, or other leave to which you may be entitled). In addition, as an employee of the Company, you will be required to comply with the policies, procedures, and practices of the Company in effect during your employment, including without limitation the Employee Handbook and the Apogee Enterprises, Inc. Code of Business Ethics and Conduct. In consideration of your acceptance of the position of CEO, you will receive the following compensation and benefits: Base Salary During the Term, you will receive an annualized base salary of $925,000.00 (gross) (the “Base Salary”), less applicable deductions for taxes and other withholdings required by law or that the Company believes in good faith it is required to make. The Base Salary will be payable to you consistent with the Company’s normal payroll practices. Travel and Expense Allowance

Mr. Donald A. Nolan Page 2 Because the Board is not requiring you to relocate to Apogee’s corporate headquarters in Minneapolis, Minnesota, but does expect you to work from Apogee locations when not traveling for Apogee business needs, you will receive a one-time travel and expense allowance of $100,000 (gross), less applicable deductions for taxes and other withholding the Company believes in good faith it is required to make. Performance Bonus You will be eligible to receive a short-term incentive bonus (the “Performance Bonus”), with a target of 100% of the Base Salary actually paid to you during the Term. The actual award may be subject to Board or the Compensation Committee of the Board discretion, depending on achievement of certain performance goals and business objectives, to be approved by the Board or the Compensation Committee of the Board in the fourth quarter of fiscal 2026 and paid upon the expiration of the Term. The Performance Bonus will be paid to you in a single lump-sum payment, less applicable taxes and withholdings and any other deductions that the Company believes in good faith it is required to make, based on the objectives and criteria selected. Service Award For your service as CEO, you will be granted, with a grant date of the fifth business day following the date of the Company’s first earnings release occurring after the Commencement Date (the “Grant Date”), a one-time award of restricted stock with a value of $1,750,000.00 based on the closing price of the Company’s common stock on the Grant Date (the “Service Award”). The shares of restricted stock granted under the Service Award will vest on the one-year anniversary of the Grant Date (the “Vesting Date”), subject to your continued employment until October 31, 2026, provided that, if the Term ends prior to the Vesting Date, the Service Award will continue to vest as long as you remain a member of the Board through the Vesting Date. The actual terms and conditions of the Service Award will be set forth in and governed by the Company’s current form of time-based restricted stock grant agreement (the “RSA”) and the 2019 Stock Incentive Plan, as Amended and Restated (2021) (the “Plan”). Additional Benefits Also included with this offer: • Apogee medical, dental, life, disability and long-term care insurance • Apogee 401(k) retirement plan • Executive deferred compensation program • Employee stock purchase plan • Flexible spending plan • Executive paid time off program

Mr. Donald A. Nolan Page 3 • Annual executive physical of up to $3,000/year • Annual financial planning benefit of up to $2,000/year For the avoidance of doubt, you will receive no other compensation for your service on the Board, including as Chair, during the Term. Any such compensation will resume upon the expiration of the Term, provided that you remain a member of the Board after the expiration of the Term. You will be solely responsible for any tax filings and payments of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company. You understand and agree that any such withheld taxes shall be deemed to have been paid in full to you as part of your compensation hereunder. This offer letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this offer letter are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). To the extent the timing of any amount of nonqualified deferred compensation payable under this offer letter, is determined by reference to your “termination of employment,” such term will be deemed to refer to your “separation from service” within the meaning of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this offer letter or any other arrangement between you and the Company during the six-month period immediately following the your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). For purposes of Section 409A of the Code, each payment made under this offer letter, including each installment payment, shall be treated as a separate payment. In the event the terms of this offer letter would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that in no event will the Company be responsible for any such 409A Penalties and the Company makes no representation or warranty regarding the applicability of Section 409A to any payments made to you under this offer letter.

Mr. Donald A. Nolan Page 4 No Conflicting Obligations You represent that (a) your acceptance of employment under the terms set forth in this offer letter and the performance of your duties as CEO will not conflict with any contractual or other obligations which you may owe to any former employer or third parties; and (b) the performance of your duties will not require the disclosure of confidential information you acquired in confidence or trust prior to your employment with the Company, other than in your capacity as a member of the Board. Other Conditions If you accept employment, your signature below indicates that you understand that your employment is “at will,” which means that either the Company or you may terminate your employment at any time, for any reason, and with or without notice, subject only to the terms of this offer letter and the applicable Service Award grant agreement. In addition, you will be required to provide documentation on your first day of employment to establish your identity and eligibility to work in the United States, as required by federal law. This offer letter sets forth the entire understanding of you and the Company with respect to the offer of employment as CEO of the Company. If you agree with the terms set forth in this Offer Letter, please sign and date below to acknowledge your acceptance of this offer of employment. Don, we are very confident your skills and experience will be a tremendous benefit to the Company during the Term. Should you have any questions or if you would like to discuss the offer letter, please do not hesitate to call me. Sincerely, /s/Patricia K. Wagner Patricia K. Wagner Chair of the Compensation Committee Apogee Enterprises, Inc. Board of Directors Acknowledgment and Acceptance of Terms: /s/Donald A. Nolan Donald A. Nolan 11/5/25 Date